EXHIBIT 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

GRAMERCY CAPITAL CORP. MODIFIES $700 MILLION OF REPURCHASE FACILITIES AND OBTAINS COMMITMENT FOR NEW $100 MILLION SENIOR UNSECURED CREDIT FACILITY

NEW YORK, N.Y. – March 27, 2006 – Gramercy Capital Corp. (NYSE:GKK) announced today that it has reached agreement to modify its $500 million secured repurchase facility with Wachovia Securities LLC and its $200 million secured repurchase facility with Goldman Sachs Mortgage Company. With these modifications, the Company will lower its overall cost of borrowing by approximately 40 basis points, increase its advance rates against selected collateral, and improve the flexibility and ease of use of the facilities.

In a separate transaction, the Company has obtained a commitment from KeyBank for a $100 million senior unsecured revolving credit facility. The facility has a term of three years, with a one-year extension, and will bear interest at LIBOR +1.90%, which is subject to adjustment if the Company’s leverage ratio exceeds 80%.

According to Bob Foley, Chief Financial Officer of Gramercy, “The pricing improvements to our secured repurchase agreements and establishment of a sizable and cost effective unsecured revolving credit facility reflect the growing size, increasing diversification, and strong credit attributes of our loan portfolio. We continue to aggressively pursue opportunities to reduce borrowing costs and increase financial flexibility as a means of enhancing leveraged returns to common equity.”

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Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. Gramercy Capital Corp. is headquartered in New York City, and has a regional investment office in Los Angeles.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.